Exhibit 99.1

FOR IMMEDIATE RELEASE

HomeAway, Inc. Reports Second Quarter 2011 Financial Results

- Total revenue of $58.7 million, up 40.9% year-over-year

- Listing revenue of $51.0 million, up 33.9% year-over-year

- Adjusted EBITDA of $18.2 million, up 45.5% year-over-year

- TTM Free Cash Flow generation of $56.1 million, up 40.7% year-over-year

Austin, Texas–July 27, 2011 – HomeAway, Inc. (NASDAQ: AWAY), the world’s largest online marketplace for the vacation rental industry, today reported its financial results for the second quarter ended June 30, 2011.

Management Commentary

“HomeAway® delivered strong, profitable growth in the second quarter, highlighting the reach and scalability of our global online vacation rentals marketplace,” says Brian Sharples, Chief Executive Officer of HomeAway. “During the quarter, we continued to invest in our network of online vacation rental listing websites through new product launches, ongoing network improvements and strategic acquisitions. As a result, we increased the reach of our platform, growing our paid listings by 19.3% year-over-year, while concurrently improving the monetization of our platform, as evidenced by the continued growth in our revenue per listing. Looking beyond the first half of 2011, we expect to build upon our market-leading position and brand excellence by delivering an unparalleled user experience for travelers and property owners and managers.”

Second Quarter 2011 Financial Highlights

•

Total revenue increased 40.9% to $58.7 million from $41.6 million in the second quarter of 2010. Growth in total revenue was driven primarily by continued strength in renewal rates, coupled with increases in new listings and revenue per listing.

•	Listing revenue increased 33.9% to $51.0 million from $38.1 million in the second quarter of 2010.

•

Adjusted EBITDA increased 45.5% to $18.2 million from $12.5 million in the second quarter of 2010. For the second quarter of 2011, Adjusted EBITDA, as a percentage of revenue, was 31.0%, up from 30.0% for the second quarter of 2010.

•

Free cash flow increased 23.1% to $16.9 million from $13.7 million in the second quarter of 2010. On a trailing twelve month basis, free cash flow increased 40.7% to $56.1 million from $39.9 million in the comparable trailing twelve month period.

•

Net income was $2.2 million compared to net income of $14.9 million for the second quarter of 2010. Net income in the second quarter of 2010 was positively impacted by the release of a deferred tax asset valuation allowance, resulting in a one-time benefit of $13.4 million.

•

Net loss attributable to common stockholders was $6.7 million, or ($0.17) per diluted share, which was inclusive of $8.8 million of cumulative preferred stock dividends and discount accretion. This is compared to net income attributable to common stockholders in the second quarter of 2010 of $3.2 million, or $0.08 per diluted share, which was inclusive of $11.7 million of cumulative preferred stock dividends and discount accretion.

•

Cash and short-term investments as of June 30, 2011 were $111.6 million. Cash and short-term investments exclude net cash received from HomeAway’s initial public offering, which was completed on July 5, 2011, after the end of the second quarter.

Second Quarter 2011 Business Highlights

•

Expansion of HomeAway’s global network in the Asia-Pacific market through the acquisition of realholidays.com.au in Australia and addition of relevant global inventory of vacation listings from other HomeAway websites resulting in the largest vacation rental website in Australia.

•

Launch of the Reservation Manager product on two of HomeAway’s leading websites, HomeAway.com and VRBO.com, aimed at streamlining the inquiry and payments processes, allowing property owners and managers to accept credit cards and eChecks through a secure and automated process and permitting travelers the convenience of paying online from a trusted site.

•	Transition to auto-renewal of subscriptions on HomeAway.com and VRBO.com websites, anticipated to maintain high and predictable renewal rates.

•

Improvements in social media features, including the introduction of the Traveler Favorite feature on HomeAway.com, which allows travelers to maintain an account on HomeAway.com with an option to login using Facebook Connect, where they can save, categorize and view properties previously viewed or liked during their travel-planning process. In addition, through HomeAway’s acquisition of Second Porch in the second quarter, HomeAway provided its property owners and managers the ability to market vacation rentals to travelers through their social networks on Facebook.

•	Expansion of the mobile platform with the initial release of the HomeAway iPad application.

Key Business Metrics

•

Paid listings were 626,661, compared to 525,187 at the end of the second quarter of 2010 and 575,166 at the end of the first quarter of 2011. Paid listings increased 19.3% year-over-year, or 15.5% when excluding the impact of listings acquired as a result of the acquisition of realholidays.com.au completed in the second quarter of 2011.

•	Average revenue per listing was $339, compared to $298 during the second quarter of 2010 and $328 during the first quarter of 2011.

•	Renewal rate was 76.2%, compared to 75.1% at the end of the second quarter of 2010 and 76.1% at the end of the first quarter of 2011.

Historical Quarterly Business Metrics

	3/31/10	6/30/10	9/30/10	12/31/10	3/31/11	6/30/11

Average Revenue Per Listing	$290	$298	$314	$311	$328	$339

Ending Paid Listings	498,895	525,187	511,667	527,535	575,166	626,661

Initial Public Offering

Subsequent to the close of its second quarter on June 30, 2011, on July 5, 2011, HomeAway completed its initial public offering of 9,200,000 shares of common stock, at $27.00 per share, before underwriting discounts and commissions.

The company sold 5,931,335 shares and existing stockholders sold an aggregate of 3,268,665 shares, including 1,200,000 shares as a result of the underwriters’ exercise of their over-allotment option to purchase additional shares. The initial public offering generated net proceeds to the company of approximately $148.9 million, after deducting underwriting discounts and estimated offering expenses payable by HomeAway. HomeAway did not receive any proceeds from the sale of shares by the selling stockholders. With the proceeds of the offering, the company redeemed its outstanding shares of Series A and B preferred stock as well as paid in full all accrued but unpaid dividends on its outstanding shares of Series C preferred stock, which totaled $97.9 million.

Sharples continues, “This is an exciting time for HomeAway and our initial public offering marks a significant milestone in our history. Despite our rapid growth to-date, we are most excited about the opportunities that lie ahead. With our global online platform, and our belief that consumer awareness of vacation rentals is on the rise, we are poised to capture an increasing share of the large and highly fragmented vacation rental marketplace as it transitions and consolidates online.”

Business Outlook

HomeAway management currently expects to achieve the following results for its third quarter ended September 30, 2011 and the year ended December 31, 2011, as follows:

Third Quarter 2011

•	Total revenue is expected to be in the range of $57.0 to $58.0 million.

•	Adjusted EBITDA is expected to be in the range of $16.0 to $17.0 million.

Full Year 2011

•	Total revenue is expected to be in the range of $224.0 to $226.0 million.

•	Adjusted EBITDA is expected to be in the range of $62.0 to $63.0 million.

The above statements are based on current expectations. These statements are forward-looking, and actual results may differ materially. Information about HomeAway’s use of non-GAAP financial measures and key business metrics is provided below under the captions “Use of Non-GAAP Financial Measures” and “Use of Key Business Metrics”.

Conference Call & Webcast Information

HomeAway will host a conference call to review and discuss its second quarter results today at 4:30 p.m. Eastern Time / 3:30 p.m. Central Time. To participate in the conference call, investors should join ten minutes prior to the scheduled start time. Callers in the United States and Canada should join by dialing (888) 846-5003, passcode 4458025. Callers outside the United States and Canada should join by dialing (480) 629-9856, passcode 4458025. In addition, a live webcast of the call will be accessible through the Investor Relations section of HomeAway’s website at http://investors.homeaway.com and will be archived online for 60 days upon completion of the conference call. For those unable to participate during the live broadcast, a telephonic replay of the call will also be available from 7:30 p.m. Eastern Time / 6:30 p.m. Central Time on July 27, 2011 until 11:59 p.m. Eastern Time / 10:59 p.m. Central Time on August 10, 2011 by dialing (877) 870-5176, passcode 4458025, in the United States and Canada or (858) 384-5517 outside the United States and Canada, passcode 4458025.

About HomeAway

Located in Austin, Texas, HomeAway, Inc. operates the world’s largest online marketplace for the vacation rental industry. The HomeAway marketplace brings together millions of travelers seeking vacation rentals online with hundreds of thousands of owners and managers of vacation rental properties located in over 145 countries around the world. HomeAway’s websites include HomeAway.com, VRBO.com and VacationRentals.com in the United States; HomeAway.co.uk and OwnersDirect.co.uk in the United Kingdom; HomeAway.de in Germany; Abritel.fr and Homelidays.com in France; HomeAway.es in Spain; AlugueTemporada.com.br in Brazil and HomeAway.com.au in Australia. In addition, HomeAway operates BedandBreakfast.com, a comprehensive global site for finding bed-and-breakfast properties, providing travelers with another source for unique lodging alternatives to chain hotels.

Cautionary Statement Regarding Forward-looking Statements

This press release contains “forward-looking” statements, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which are based on HomeAway management’s beliefs and assumptions and on information currently available to management. Forward-looking statements include information concerning HomeAway’s expected, possible or assumed future results of operations, business outlook, potential business strategies, competitive position, industry environment, potential growth opportunities, potential market opportunities and the effects of competition.

Forward-looking statements include all statements that are not historical facts and may be identified by terms such as “continues,” “plans,” “believes,” “expects,” “anticipates,” “could,” or similar expressions and the negatives of those terms. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause HomeAway’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to the following: (a) HomeAway’s inability to attract and maintain a critical mass of property listings and travelers, (b) a decrease in renewal of listings, (c) HomeAway’s inability to effectively manage its growth, (d) HomeAway’s inability to increase sales to existing property owners and managers and attract new ones, (e) changes in HomeAway’s pricing policies or those of its competitors, (f) HomeAway’s inability to effectively integrate acquired businesses successfully, and (g) such other risks and uncertainties described more fully in documents filed with or furnished to the Securities and Exchange Commission (the “SEC”), including HomeAway’s Prospectus previously filed with the SEC pursuant to Rule 424(b)(4) on June 28, 2011. All information provided in this press release is as of the date hereof and, except as required by law, HomeAway assumes no obligation to update this information, even if new information becomes available in the future.

Use of Non-GAAP Financial Measures

This press release contains non-GAAP financial measures: Adjusted EBITDA and free cash flow. Adjusted EBITDA and free cash flow are financial measures that are not calculated in accordance with accounting principles generally accepted in the United States, or GAAP. HomeAway defines Adjusted EBITDA as its net income (loss) plus depreciation; amortization of intangible assets; interest expense, net; income tax expense (benefit); stock-based compensation expense, and net of any foreign exchange income or expense. HomeAway defines free cash flow as its cash provided by operating activities, adjusted for cash interest expense and income, and subtracting capital expenditures. For the purpose of calculating free cash flow, HomeAway considers purchases of property, equipment, tenant improvements for its offices, and software licenses (including costs associated with internally developed software) as capital expenditures.

HomeAway management believes that the use of Adjusted EBITDA and free cash flow are useful to investors in evaluating its operating performance for the following reasons:

•

HomeAway management uses Adjusted EBITDA and free cash flow in conjunction with GAAP financial measures as part of its assessment of its business and in communications with its board of directors concerning its financial performance;

•

Adjusted EBITDA and free cash flow provide consistency and comparability with HomeAway’s past financial performance, facilitate period-to-period comparisons of operations, and also facilitate comparisons with other peer companies, many of which use similar non-GAAP financial measures to supplement their GAAP results;

•

securities analysts use Adjusted EBITDA and free cash flow as supplemental measures to evaluate the overall operating performance of companies, and HomeAway management anticipates that its investor and analyst presentations will include Adjusted EBITDA and free cash flow; and

•

Adjusted EBITDA excludes non-cash charges, such as depreciation, amortization and stock-based compensation, because such non-cash expenses in any specific period may not directly correlate to the underlying performance of HomeAway’s business operations and can vary significantly between periods.

Adjusted EBITDA and free cash flow should not be reviewed in isolation. Investors should consider them in addition to, and not as substitutes for, measures of HomeAway’s financial performance reported in accordance with GAAP. HomeAway’s Adjusted EBITDA or free cash flow may not be comparable to similarly titled measures of other companies and because other companies may not calculate such measures in the same manner as HomeAway does. Adjusted EBITDA and free cash flow have limitations as analytical tools. As an example, although depreciation and amortization are non-cash charges, the assets being depreciated or amortized will often need to be replaced in the future, and Adjusted EBITDA and free cash flow do not reflect any cash requirements for these replacements. In addition, neither of these measures reflect future requirements for contractual obligations.

Further limitations of Adjusted EBITDA include:

•	this measure does not reflect changes in working capital;

•	this measure does not reflect interest income or interest expense; and

•	this measure does not reflect cash requirements for income taxes.

Reconciliation tables of the most comparable GAAP financial measures to the non-GAAP measures used in this press release are included at the end of this release.

Use of Key Business Metrics

A paid listing is defined by HomeAway as a fee to list a property advertisement on one or more websites in its marketplace. A paid listing allows a property owner or manager to include a description of the property, along with location, pricing, availability, a specified number of photos and contact information. Most listings are sold on a subscription basis, and some listing packages may include listings on more than one of HomeAway’s websites. When purchased at the same time in one bundle, HomeAway counts this as one paid listing.

Average revenue per listing is computed by HomeAway as listing revenue for the period divided by the average of paid listings at the beginning and end of the period and then annualizing the result. The price of listings varies by website and can include various additional fees associated with listing enhancements. The average revenue per listing may fluctuate based on the timing and nature of acquisitions, impacting the number of average paid listings for a given period; changes in HomeAway’s base pricing; uptake of listing enhancements; changes in the pricing of enhancements; changes in brand mix; and the impact of foreign exchange rates on HomeAway’s listing revenue outside of the United States.

The renewal rate for HomeAway’s subscription listings at the end of any period is defined as the percentage of those paid listings that were active at the end of the period ended twelve months prior that are still active as of the end of the reported period. HomeAway does not include all brands in its calculation of renewal rate. Brands included in the calculation of renewal rate for the period ended June 30, 2011 were HomeAway.com, VRBO.com, VacationRentals.com, Fe-Wo-Direckt.de, Holiday-Rentals.co.uk, OwnersDirect.co.uk, Abritel.fr and Homelidays.com.

HomeAway, Inc.

Condensed Consolidated Statements of Income

(In thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Revenue:
Listing	$50,997	$38,093	$96,168	$71,911
Other	7,684	3,548	14,480	5,840

Total revenue	58,681	41,641	110,648	77,751
Costs and expenses:
Cost of revenue (exclusive of amortization shown separately below)	8,651	6,245	17,109	12,038
Product development	8,428	4,354	15,439	8,198
Sales and marketing	20,616	13,769	43,278	29,799
General and administrative	11,412	9,872	21,686	18,686
Amortization expense	2,937	2,546	5,800	4,715

Total costs and expenses	52,044	36,786	103,312	73,436

Operating income	6,637	4,855	7,336	4,315
Other income (expense):
Interest expense	10	—	—	(1)
Interest income	59	59	116	117
Other income (expense)	(322)	(1,936)	(389)	(3,084)

Total other income (expense)	(253)	(1,877)	(273)	(2,968)

Income before income taxes	6,384	2,978	7,063	1,347
Income tax (expense) benefit	(4,216)	11,888	(3,362)	12,716

Net income	2,168	14,866	3,701	14,063
Cumulative preferred stock dividends and discount accretion	(8,819)	(8,775)	(17,884)	(17,432)
Dividend participation by preferred stockholders	—	(2,889)	—	—

Net income (loss) attributable to common stockholders	$(6,651)	$3,202	$(14,183)	$(3,369)

Net income (loss) per share attributable to common stockholders:
Basic and diluted	$(0.17)	$0.08	$(0.36)	$(0.09)

Weighted average number of shares outstanding:
Basic	39,519	38,187	39,232	37,739
Diluted	39,519	41,312	39,232	37,739

HomeAway, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	June 30,	December 31,
	2011	2010
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$105,684	$65,697
Short-term investments	5,942	11,812
Accounts receivable, net of allowance for doubtful accounts of $120 and $391 as of December 31, 2010 and June 30, 2011, respectively	12,546	8,961
Income tax receivable	2,982	845
Prepaid expenses and other current assets	6,665	4,138
Restricted cash	1,056	862
Deferred tax assets	2,101	2,572

Total current assets	136,976	94,887
Property and equipment, net	23,423	21,545
Goodwill	310,124	300,780
Intangible assets, net	68,553	69,790
Restricted cash	—	2,000
Deferred tax assets	2,412	303
Other non-current assets	656	437

Total assets	$542,144	$489,742

Liabilities, redeemable preferred stock and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$2,952	$4,812
Income tax payable	4,119	2,465
Accrued expenses	22,006	21,974
Deferred revenue	111,033	86,120

Total current liabilities	140,110	115,371
Deferred revenue, less current portion	2,349	2,431
Deferred tax liabilities	10,809	6,073
Other non-current liabilities	3,913	3,976

Total liabilities	157,181	127,851

Commitments and contingencies
Redeemable preferred stock
Series A	50,824	48,931
Series B	8,295	7,975
Convertible redeemable preferred stock
Series C	128,036	124,318
Series D	309,694	297,741
Stockholders’ deficit
Common stock	4	4
Additional paid-in capital	—	—
Accumulated other comprehensive loss	1,773	(3,732)
Accumulated deficit	(113,663)	(113,346)

Total stockholders’ deficit	(111,886)	(117,074)

Total liabilities, redeemable preferred stock and stockholders’ deficit	$542,144	$489,742

HomeAway, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited, in thousands)

	Six Months Ended June 30,
	2011	2010
Cash flows from operating activities
Net income	$3,701	$14,063
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	4,009	2,795
Amortization of intangible assets	5,800	4,715
Amortization of note discount and other	29	40
Stock-based compensation	11,215	6,423
Excess tax (benefit) shortfall from stock-based compensation	(341)	—
Deferred income taxes	2,140	(11,153)
(Gain) loss on sale of investments	—	(12)
Unrealized foreign exchange (gain) loss	(1,847)	4,418
Realized (gain) loss on foreign currency forwards	2,318	(1,919)
Changes in operating assets and liabilities, net of assets and liabilities assumed in business combinations:
Accounts receivable	(3,462)	(3,068)
Prepaid expenses and other current assets	(4,185)	(2,023)
Accounts payable	(1,915)	170
Accrued expenses	(689)	700
Income taxes payable	1,811	(1,292)
Deferred revenue	22,097	19,602
Deferred rent and other non-current liabilities	(214)	406

Net cash provided by operating activities	40,467	33,865

Cash flows from investing activities
Cash paid for businesses acquired, net of cash acquired	(4,698)	(36,014)
Change in restricted cash	1,807	—
Cash paid for trademarks and other assets acquired	(129)	(50)
Purchases of short-term investments	—	(23,086)
Proceeds from sales and maturities of marketable securities	6,000	4,296
Net settlement of foreign currency forwards	(2,318)	1,919
Purchases of property and equipment	(5,785)	(3,824)

Net cash used in investing activities	(5,123)	(56,759)

Cash flows from financing activities
Proceeds from exercise of options to purchase common stock	2,310	1,701
Excess tax benefit from stock-based compensation	341	—

Net cash provided by financing activities	2,651	1,701

Effect of exchange rate changes on cash	1,992	(3,687)

Net increase (decrease) in cash and cash equivalents	39,987	(24,880)
Cash and cash equivalents at beginning of period	65,697	92,425

Cash and cash equivalents at end of period	$105,684	$67,545

Schedule of Non-GAAP Reconciliations

(Unaudited, in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Net income	$2,168	$14,866	$3,701	$14,063
Add:
Depreciation and amortization	5,012	3,963	9,809	7,510
Stock-based compensation	6,518	3,654	11,215	6,423
Interest expense	(10)	—	—	1
Interest income	(59)	(59)	(116)	(117)
Foreign exchange expense (income)	330	1,952	435	3,113
Income tax expense (benefit)	4,216	(11,888)	3,362	(12,716)

Adjusted EBITDA	$18,175	$12,488	$28,406	$18,277

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Cash provided by operating activities	$19,493	$16,125	$40,467	$33,865
Cash paid for interest	—	—	—	—
Capital expenditures	(2,634)	(2,432)	(5,785)	(3,824)

Free cash flow	$16,859	$13,693	$34,682	$30,041

Investor Contact:

HomeAway Investor Relations

(512) 505-1700

investors@homeaway.com

or Addo Communications at (310) 829-5400

Media Contact:

Eileen Buesing

Senior Director of Global Public Relations, HomeAway, Inc.

(512) 493-0375

ebuesing@homeaway.com

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